Exhibit 10.45

** – CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

TUNA LOIN PROCESSING AGREEMENT

This TUNA LOIN PROCESSING AGREEMENT (“Agreement”) dated as of June 29, 2001, by and between Barana Seafood Processors Ltd., a Trinidadian Company having its principal place of business at National Fisheries Compound, 10B Production Avenue, Sea Lots, P.O. Box 1334, Wrightson Road, Post Office, Port of Spain, Trinidad (“Barana”), Mr. I-Cheng Huang, Ming Chuan 2nd Road, 29F, Kaohsiung, Taiwan, R.O.C., Mr. Austin Chang, Corner Suite Drive and Tissue Drive, Trincity Industrial Estates, Trincity, Republic of Trinidad and Tobago and F.C.F. Fishery Co. Ltd., a Taiwanese Company having its principal place of business at 8 Min Chuan 2nd Road, 28th Floor, Chien Chen District, Kaohsiung, Taiwan, R.O.C. collectively the (“Barana Shareholders”) and Bumble Bee Seafoods, Inc., a Delaware Corporation having its principal place of business at 3990 Ruffin Road, San Diego, California (“Bumble Bee”).

RECITALS

WHEREAS, Bumble Bee is a major international producer of canned tuna and, as such, requires an assured supply of tuna meat (known as tuna “loins”), which is derived from whole tuna by a process known as “tuna loining”;

WHEREAS, Barana has entered into a Deed of Sub-Lease dated the 8th day of November, 2000 registered as No. DE200050109835D001 with National Fisheries Company (1995) Limited (“NFC”) for a certain parcel of land situate at Sea Lots in the City of Port of Spain in the Island of Trinidad, which Deed of Sub-Lease may be amended or replaced by a new Deed of Sub-Lease to expand the area and to include certain additional easements (the current Deed of Sub-Lease or any amended or replacement Deed of Sub-Lease is hereinafter referred to as the “Sub-Lease”) upon which it has commenced construction of a building which, pursuant to the terms of this Agreement, will be utilized for tuna loining operations (the “Building”);

WHEREAS, the property which is the subject of the Sub-Lease has been designated a Free Zone by Order of the Minister made the 17th day of May 2001 and deemed to have come into effect on the 18th day of February 2001;

WHEREAS, the Trinidad and Tobago Free Zones Company Limited has issued Trinidad and Tobago Free Zones Order, 2001 on the 22nd day of May 2001 granting approval to Barana as an approved enterprise to undertake the activity of the manufacture of fish and other seafood products and by-products on the property which is the subject of the Sub-Lease (the “Free Zones Order”);

WHEREAS, Barana and the Trinidad and Tobago Free Zones Company Limited have entered into an agreement on the 22nd day of May 2001 which defines terms and conditions with which Barana must comply in the conduct of its activities pursuant to the Free Zones Order (the “Free Zones Agreement”);

WHEREAS, Barana, possessed of the Building and as an approved enterprise under the Free Zones Order, is prepared to provide tuna loining services to Bumble Bee in the Building under the terms and conditions as provided in this Agreement;

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WHEREAS, Bumble Bee has provided to Barana plans and specifications for the completion of the Building, specifications for necessary loining equipment and plans and specifications for the layout of the loining equipment for the efficient processing of tuna loins in accordance with international standards;

WHEREAS, Barana has reviewed and approved the recommendations provided by Bumble Bee regarding the completion of the Building, the specifications for the necessary tuna loining equipment and the recommendations regarding the layout of the operations and desires to proceed with such completion and with the acquisition and installation of such equipment;

WHEREAS, the parties feel that it is in their mutual best interest to have Barana conduct tuna loining operations in the Building under the supervision and management of Bumble Bee under the terms and conditions as set forth in this Agreement; and

WHEREAS, Bumble Bee, in reliance upon Barana’s undertakings as reflected in this Agreement, and on the condition that the items set forth in section 1 hereof will be completed to Bumble Bee’s reasonable satisfaction within the time frame stipulated therein, is prepared to cease tuna loining operations it currently conducts in other locations and contract with Barana for the conduct of tuna loining operations to provide it with a substantial portion of the tuna loins it requires for its canning operations;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals, and in further consideration of the mutual covenants and agreements herein contained, Barana and Bumble Bee hereby agree that, for the Term of this Agreement (as hereinafter defined), Barana will provide tuna loining services on Bumble Bee albacore tuna.

1.

Conditions Precedent. This Agreement will become effective only upon the completion of the conditions precedent set forth in this section 1. In the event these conditions precedent are not completed to Bumble Bee’s reasonable satisfaction by 1st  September 2001, Bumble Bee shall have the right, in its discretion, to declare this Agreement null and void and of no effect:

1.1	the execution of a supply agreement between Bumble Bee and F.C.F. Fishery Co., Ltd. (“FCF”) pursuant to which Bumble Bee would have the right to acquire up to 25,000 short tons per annum of frozen whole albacore tuna from FCF for processing pursuant to the terms of this Agreement;

1.2	the submission by Barana of this Agreement to the Trinidad and Tobago Free Zones Company Limited by 30th June 2001, and the issuance by the Trinidad and Tobago Free Trades Zone Company Limited of formal acknowledgement of this Agreement and formal confirmation that the activities contemplated by the terms of this Agreement are in full compliance with the terms and conditions of the Free Zones Agreement;

1.3	sufficient progress on the construction by Barana of a new frozen cold storage facility (the “Barana Cold Store”) such that it will be ready by l February 2002, in accordance with Bumble Bee’s reasonable standards, within the Free Zone and adjacent to the Building with a minimum capacity of 2000 short tons;

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1.4

formal certification by the Port Authority of Trinidad and Tobago that the Deed of Lease dated the 6th day of January, 1995 registered as No. 1736 of 1995 entered into between NFC and the Port Authority of Trinidad and Tobago of certain property located at Sea Lots in the city of Port of Spain, Trinidad (the “Prime Lease”) is in full force and effect and in good standing and that NFC is in full compliance with all of the conditions of the Prime Lease;

1.5	formal approval by the Port Authority of Trinidad and Tobago for the Sub-Lease or, alternatively, formal acknowledgement by the Port Authority of Trinidad and Tobago that approval by the Port Authority of Trinidad and Tobago of the Sub-Lease is not required;

1.6	formal approval by the Port Authority of Trinidad and Tobago for the construction of the Building (as hereinbefore defined) by Barana on the property which is the subject of the Sub-Lease;

1.7	such approval as may be required by the laws of Trinidad and Tobago to permit the construction of the Building;

1.8	such approval as may be required by the laws of Trinidad and Tobago to permit the construction of the proposed Barana Cold Store;

1.9	the execution of an operational agreement among Bumble Bee, Barana, NFC and the NFC shareholders (the “Operational Agreement”) granting to Bumble Bee and Barana, in terms reasonably satisfactory to Bumble Bee:

1.9.1	access to utilities with separate metering;

1.9.2	appropriate easements, including, but not limited to, road access, port access, appropriate parking spaces (unless such easements are incorporated in an amended Sub-Lease to Bumble Bee’s reasonable satisfaction);

1.9.3	utilization of employee facilities and cafeteria;

1.9.4	utilization of space to establish a waste water treatment facility;

1.9.5	proportionate access to the 700,000 gallon water tank located on the premises of NFC;

1.9.6	sharing of security services; and

1.9.7	the right to cure any failure of compliance by NFC with its obligations under the Prime Lease;

1.10	the amendment to the Articles of Incorporation and By-Laws of NFC to provide that any amendment or termination of the Sub-Lease or the Operational Agreement would be a decision reserved to the shareholders of NFC to be decided by a special resolution; and

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1.11	confirmation by NFC and the shareholders of NEC, in terms reasonably satisfactory to Bumble Bee, that Barana is in full compliance with all of its obligations to NFC under the terms of the Sub-Lease.

2.	Representations and Warranties.

2.1	Representations and Warranties of Bumble Bee. Bumble Bee represents and warrants to and with Barana as follows:

2.1.1	Organization, Standing and Power. Bumble Bee is a corporation duly organized and validly existing under the laws of the State of Delaware, United States of America, and has corporate power to execute and deliver this Agreement and perform its obligations hereunder

2.1.2	Authority. The execution, delivery and performance of this Agreement by Bumble Bee has been duly and validly authorized and approved by all necessary corporate action on the part of Bumble Bee.

2.1.3	Binding Agreement. This Agreement constitutes the valid and legally binding agreement of Bumble Bee, enforceable in accordance with its terms.

2.1.4	No Government Authorization Required. No consent, authorization or approval of, or exemption by, or filings with, any governmental body or authority is required in connection with the execution, delivery and performance by Bumble Bee of the transactions contemplated by this Agreement or the taking of any action contemplated hereby.

2.1.5	Effect of Agreement. The execution, delivery and performance of this Agreement by Bumble Bee and the consummation of the transactions contemplated hereby by Bumble Bee will not (a) violate any provision of law, statute, rule or regulation to which Bumble Bee is subject; (b) violate any judgment, order, statute, rule or decree of any court applicable to Bumble Bee; or (c) result in the breach of, or conflict with, any term or condition of any corporate charter, by-law, commitment, contract or other agreement or instrument to which Bumble Bee is a party or by which it or its assets or property is or may be bound or affected.

2.2	Representations and Warranties of Barana. Barana represents and warrants to and with Bumble Bee as follows:

2.2.1	Organization, Standing and Power. Barana is a corporation duly organized and validly existing under the laws of Trinidad and Tobago and has corporate power to execute and deliver this Agreement and perform its obligations hereunder.

2.2.2	Authority. The execution, delivery and performance of this Agreement by Barana has been duly and validly authorized and approved by all necessary corporate action on the part of Barana.

2.2.3	Binding Agreement. This Agreement constitutes the valid and legally binding agreement of Barana, enforceable in accordance with its terms.

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2.2.4	No Government Authorization Required. Except as specifically contemplated in section 1, no consent, authorization or approval of, or exemption by, or filings with, any governmental body or authority is required in connection with the execution, delivery and performance by Barana of the transactions contemplated by this Agreement or the taking of any action contemplated hereby.

2.2.5	Effect of Agreement. The execution, delivery and performance of this Agreement by Barana and the consummation of the transactions contemplated hereby by Barana will not (a) violate any provision of law, statute, rule or regulation to which Barana is subject; (b) violate any judgment, order, statute, rule or decree of any court applicable to Barana; or (c) result in the breach of, or conflict with, any term or condition of any corporate charter, by-law, commitment, contract or other agreement or instrument to which Barana is a party or by which it or its assets or property is or may be bound or affected.

2.2.6	Contractual and Regulatory Compliance. Barana is, and for the duration of the Term of this Agreement (as hereinafter defined) shall remain in full compliance with the terms of the Sub-Lease and all obligations owing to any and all agencies and instrumentalities of the government of Trinidad and Tobago.

2.2.7	No Sublet or Assignment. During the Term of this Agreement, Barana represents and warrants that it shall not assign, sub-let, grant licenses, part with or otherwise dispose of the whole or any part of the premises comprised in the Sub-Lease without the prior written consent of Bumble Bee

3.	Representations and Warranties of the Barana Shareholders. The Barana Shareholders represent and warrant to and with Bumble Bee as follows:

3.1	Accuracy of the Barana Representations and Warranties. To the best knowledge and belief of the Barana Shareholders, due inquiry having been made, the representations and warranties of Barana are true and accurate

3.2	Effect of Agreement. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not result in the breach of, or conflict with, any term or condition of any commitment, contract or other agreement to which the Barana Shareholders are party.

3.3	Contractual and Regulatory Compliance. The Barana Shareholders shall exercise their best efforts to assure that Barana shall, for the duration of the Term of this Agreement (as hereinafter defined) remain in full compliance with the terms of the Sub-Lease and all obligations owing to any and all agencies and instrumentalities of the government of Trinidad and Tobago.

3.4	No Sublet or Assignment. The Barana Shareholders shall exercise best efforts to ensure that Barana complies with the representation and warranty contained in section 2.2.7.

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4.	Responsibilities of Barana. Subject to the terms and conditions hereinafter set forth, Barana agrees to the following:

4.1	Barana shall provide the processing services contemplated in this Agreement.

4.2	Barana shall fully comply with all requirements of the Sub-Lease and shall not cause or agree to the termination of the Sub-Lease during the Term of this Agreement;

4.3

Barana shall complete the construction of the Building, and provide related infrastructure, in accordance with the plans and specifications attached hereto as Exhibit A by 1st February 2002 and in full compliance with any and all approvals as may be required from NFC as the Lessor under the Sub-Lease, the Port Authority of Trinidad and Tobago and any other agency of the Government of Trinidad and Tobago, under the supervision of Bumble Bee and to Bumble Bee’s reasonable satisfaction in accordance with the plans and specifications provided by Bumble Bee;

4.4

Barana shall complete all connections with respect to the supply of water, sewerage and electricity to the Building and the Barana Cold Store under the supervision of Bumble Bee no later than the 1st February 2002. Barana shall obtain all required final approvals with respect to the provision of such utilities as soon as is reasonably possible thereafter, but no later than 1st March 2002;

4.5

Barana shall acquire all new equipment recommended by Bumble Bee for the loining facility and shall install, by 1st February 2002, maintain and use such equipment under the supervision of Bumble Bee and in accordance with the recommendations provided by Bumble Bee so long as they do not conflict with the manufacturer’s recommendations and specifications;

4.6	Barana shall borrow from Bumble Bee the Borrowed Equipment (as that term is defined in section 5.1) subject to the conditions contained in section 5.1 and shall install, use and maintain such equipment under the supervision of Bumble Bee;

4.7	Barana shall use the equipment referred to in sections 4.5 and 4.6 exclusively for carrying out the terms of this Agreement, shall not remove any item of it from the Building (except for the purpose of repair) and shall not pledge or in any way charge it by way of security for any indebtedness;

4.8	Barana shall employ such number of personnel suitably qualified as recommended by Bumble Bee to work in the loining facility commencing February 2002 in fill compliance with all applicable Trinidadian labor laws including, but not limited to, compliance with working conditions, wages, withholding tax responsibilities, etc.;

4.9	Barana shall direct its employees to comply with the directions provided by the Operational Supervisory Personnel as contemplated in section 5.5;

4.10	Barana will conduct such continuing maintenance and repair on the processing equipment and the Building as Bumble Bee might, from time to time, advise as are required for the efficient operation of the Joining facility and shall exercise its best efforts to obtain any and all approvals as may be required from NFC as the Lessor Under the Sub-Lease, the Port Authority of Trinidad and Tobago and any other agency of the Government of Trinidad and Tobago;

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4.11	Barana will make such further capital investments to maintain or upgrade the Building and the loin processing equipment as may, from time to time, be recommended by Bumble Bee subject to an agreement with respect to appropriate adjustment of the Loin Conversion Fee as hereinafter defined and shall exercise its best efforts to obtain any and all approvals as may be required from NFC as the Lessor under the Sub-Lease, the Port Authority of Trinidad and Tobago and any other agency or instrumentality of the Government of Trinidad and Tobago;

4.12	Barana will comply with all applicable laws, enactments, orders, regulations and other similar requirements imposed by the Government of Trinidad and Tobago in the performance of its obligations under this Agreement and shall be responsible for compliance with the terms of the Free Zones Agreement, for compliance with the terms of the Sub-Lease and for compliance with all requirements imposed by any agency or instrumentality of the Government of Trinidad and Tobago necessary for the continued operation of the facility;

4.13	Barana will be responsible for compliance with all obligations under waste water agreements with the government of Trinidad and Tobago in accordance with their terms;

4.14	Barana will attend to the disposition of tuna by-products (red meat and scrap), the cost of such disposition being for the account of Bumble Bee and the benefits received from such disposition shall also be for the account of Bumble Bee as a reduction in the net operational costs;

4.15	Barana agrees to reimburse Bumble Bee for the actual costs Bumble Bee incurs in the supervisory activities contemplated in sections 4.3 through 4.6 and the actual costs Bumble Bee incurs in providing the Operational Supervisory Personnel as contemplated in section 5.5 and the Finance Manager as contemplated in section 5.6, which costs shall include, but shall not be limited to, the cost of salary, bonus, living and transportation allowances, and which costs shall be taken into account in the computation of the Loin Conversion Fee as provided in section 7; and

4.16	Barana agrees to exercise its best efforts to complete the steps provided for in sections 4.3 through 4.5 by no later than 1st February 2002.

5.	Responsibilities of Bumble Bee. Subject to the terms and conditions hereinafter set forth Bumble Bee agrees to the following:

5.1	Loan of Equipment. Bumble Bee shall loan to Barana, for its use during the Term of this Agreement, subject to the conditions contained in section 4.6 and free of charge, certain loining equipment previously utilized by Bumble Bee in conducting loining activities in Puerto Rico (the “Borrowed Equipment”). The Borrowed Equipment will be provided FOB Mayaguez, Puerto Rico, and the cost of shipping from Puerto Rico to Port of Spain will be borne by Barana, which cost will be considered a cost element in the Loin Conversion Fee.

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5.2	Title to the Borrowed Equipment. Title to the Borrowed Equipment shall remain with Bumble Bee throughout the Term and shall not pass to Barana. Barana shall hold the Borrowed Equipment and each piece of it on a fiduciary basis as bailee for Bumble Bee and shall cause the Borrowed Equipment to be marked in such a way that it is clearly identified as Bumble Bee’s property. Failure of Barana to comply with the provisions of this section shall entitle Bumble Bee to repossess the Borrowed Equipment.

5.3	Supervision of the Completion of the Building. Bumble Bee will supervise the completion of the construction of the Building;

5.4	Supervision of the Installation of the Equipment. Bumble Bee will supervise the installation of the equipment acquired by Barana in accordance with the specifications approved by Barana, with Barana’s being responsible for the actual cost of the installation of the equipment and the cost of the supervision of such installation;

5.5	Supervision of the Loining Operations. Bumble Bee will provide operational supervisory personnel, who will be resident in Trinidad, which will consist initially of a Factory General Manager, a Production Manager, a Quality Assurance Manager and a Maintenance Manager, (the “Operational Supervisory Personnel”). The Operational Supervisory Personnel will supervise the loining operations, including:

5.5.1	the identification of line management personnel to be employed by Barana (or dismissed by Barana) to conduct the operations of the loining facility in accordance with job qualification specifications to be developed by Bumble Bee;

5.5.2	the training of personnel hired by Barana to conduct loining operations in accordance with Bumble Bee standards;

5.5.3	the institution of quality assurance practices and controls consistent with global standards as detailed by Bumble Bee in the Specifications Sheet attached hereto as Exhibit B (as such Exhibit might, from time to time, be amended by Bumble Bee);

5.5.4	the management and supervision of the total operation of processing and packaging of frozen albacore loins in accordance with the specifications set forth in Exhibit C and the annual operational budget to be prepared in accordance with section 5.6.4;

5.5.5	the recommendation and supervision of the conduct of periodic maintenance, at Barana’s expense, upon the processing equipment; and

5.5.6	the supervision of the management of fish recoveries and processing costs.

5.6	Supervision of Financial Accounting. Bumble Bee will provide a full-time finance manager (the “Finance Manager”). The Finance Manager, who will be resident in Trinidad, will, under Barana’s supervision, be responsible for:

5.6.1	the institution of appropriate cost accounting and financial accounting procedures and controls;

5.6.2	the management of accounts payable, accounts receivable and cash flow;

5.6.3	the establishment of appropriate banking facilities and operating lines of credit;

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5.6.4	the preparation, and submission to Barana and Bumble Bee, of annual and quarterly operating budgets;

5.6.5	the preparation, and submission to Barana and Bumble Bee of monthly, quarterly and annual financial statements;

5.6.6	the preparation and submission to Barana and Bumble Bee of monthly performance reports that highlight actual operational, cost and financial performance against operating budget expectations; and

5.6.7	the preparation of all necessary tax returns.

5.7	Bumble Bee will comply with all applicable laws, enactments, orders, regulations and other similar requirements imposed by the Government of Trinidad and Tobago in the performance of its obligations under this Agreement and shall not take any actions which would cause Barana not to be in compliance with Barana’s responsibilities under the Free Zones Order and the Free Zones Agreement, the terms of the Sub-Lease and compliance with all requirements imposed by any agency or instrumentality of the Government of Trinidad and Tobago necessary for the continued operation of the facility.

6.	Indemnification.

6.1	Indemnification by Bumble Bee. Bumble Bee will indemnify, defend and hold harmless Barana, the Barana Shareholders, directors, officers and employees from and against any and all losses, claims, damages, proceedings, costs, charges, expenses or liabilities (including reasonable attorney’s fees and disbursements and any fines or penalties) which Barana or the Barana Shareholders, directors, officers and employees are required to pay or incur arising out of

6.1.1	the breach by Bumble Bee of any of the representations and warranties given under the terms of this Agreement;

6.1.2	the breach by Bumble Bee of any of the terms of this Agreement;

6.1.3	the performance by Bumble Bee of its obligations under this Agreement;

6.1.4	bodily injury (including death) to any person and/or property damage to any third party resulting from the negligence of Bumble Bee;

6.1.5	the construction or operation of the waste water facilities and the obligations of Barana tinder section 4.13; and

6.1.6	any actions or omissions of Bumble Bee, its servants, agents or contractors during the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4 including but not limited to any actions decisions or the exercise of any discretion pursuant to the appointment of Bumble Bee as agent of Barana under or in accordance with section 12.1.5 or section 12.2.2 except for any claim for lost profits or loss of opportunity and except for normal wear and tear on the Building and the Equipment.

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6.2	Indemnification by Barana. Barana will indemnify, defend and hold harmless Bumble Bee, its shareholders, directors, officers and employees from and against any and all losses, claims, damages proceedings, costs, charges, expenses or liabilities (including reasonable attorney’s fees and disbursements and any fines or penalties) which Bumble Bee or its shareholders, directors, officers and employees are required to pay or incur arising out of:

6.2.1	the breach by Barana of any of the representations and warranties given under the terms of this Agreement;

6.2.2	the breach by Barana of any of its obligations under the terms of this Agreement other than:

6.2.2.1	a breach of section 4.12 unless such breach was caused by Barana, the Barana Shareholders, employees or agents (other than Bumble Bee) who were not acting in accordance with instructions or advice given by Bumble Bee; or

6.2.2.2	a breach by Barana of its obligations under section 4.13 unless such breach was caused by Barana, the Barana Shareholders, employees or agents (other than Bumble Bee) who were not acting in accordance with instructions or advice given by Bumble Bee.

6.2.3	bodily injury (including death) to any person and/or property damage to any third party resulting from the negligence of Barana.

6.3	Indemnification by the Barana Shareholders. The Barana Shareholders will, jointly and severally, indemnify, defend and hold harmless Bumble Bee, its shareholders, directors, officers and employees from and against any and all losses, claims, damages, proceedings, costs, charges, expenses or liabilities (including reasonable attorney’s fees and disbursements and any fines or penalties) which Bumble Bee or its shareholders, directors, officers and employees are required to pay or incur arising out of the breach by the Barana Shareholders of any of the representations and warranties given by the Barana Shareholders under the terms of this Agreement.

6.4	Defense of Claims. In the event either party (the “Indemnified Party”) has a claim against the other party (the “Indemnifying Party”) under the provisions of this section 6, the Indemnified Party will promptly provide written notice to the Indemnifying Party of such claim and the Indemnifying Party will assume full responsibility for the investigation, defense, compromise and settlement of any such claim covered by this section 6 and the Indemnified Party will cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in connection therewith. Notwithstanding the foregoing, the Indemnified Party will retain the right, in its sole discretion and at its option and its sole expense, to participate in, or to defend or prosecute, through its own counsel, any such claim, suit or action.

6.5	Maximum Liability. The maximum amount any party (the Barana Shareholders to be deemed one “party” for the purposes of this section) shall be obliged to pay to any other party for any breach of any of the representations and warranties shall not exceed five million United States dollars ($5,000,000.00) or the equivalent in the currency of Trinidad and Tobago. For the avoidance of doubt, this section shall not modify or limit the provisions of section 12.2.2 or any amounts payable under section 12.2.2.

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7.	Compensation. Bumble Bee will pay to Barana on a shipment basis, a conversion fee as per the attached Exhibit D for loin short tons produced and ready for shipment (the “Loin Conversion Fee”).

8.	Cold Storage Fee. Bumble Bee will pay to Barana (or to such Barana-related entity which owns and operates the Barana Cold Store), on a monthly basis in arrears, a fee for utilization of the cold storage facility to be constructed by Barana pursuant to Section 1.3. The fee will be a fixed rate of $30/ton of product delivered for storage and shall apply to:

8.1	actual short tons of whole frozen tuna unloaded and received at the Barana Cold Store facility during the previous calendar month for conversion into tuna loins by Barana; and

8.2	actual short tons of frozen tuna loins stored in the Barana Cold Store facility.

9.	Insurance. Barana shall maintain full replacement cost insurance with respect to the Building and the equipment used in the loining operations, with Bumble Bee as a loss payee with respect to equipment loaned to Barana pursuant to section 5.1.

10.	Term.

10.1	This Agreement shall remain in force and effect until December 31, 2011 and shall be automatically renewable for successive five year terms unless either party shall serve notice, pursuant to the provisions of section 13 not later than one year prior to each termination date of its desire to terminate this Agreement (the “Term”).

10.2	Upon the termination of this Agreement, Bumble Bee shall have the right to remove the Borrowed Equipment and to acquire the balance of the loining equipment at net depreciated book value.

10.3	If Barana declines to extend this Agreement beyond the initial ten year term if so requested by Bumble Bee on terms no less than the world market rate for tuna loin processing, then Barana and each of the Barana Shareholders agree that neither Barana nor any of the Barana Shareholders will engage in the processing of tuna loins for canning in Trinidad, or allow the Building to be utilized by any third party for the processing of tuna loins for canning, for a two year period following the effective termination of this Agreement.

10.4	Upon the termination of this Agreement, if Barana decides to sell the Building it shall grant to Bumble Bee the right to purchase the Building at fair market value.

11.

Proprietary Information. Barana acknowledges that in connection with this Agreement Barana will have access to information belonging to Bumble Bee, including technology, trade secrets and know-how, which is confidential (the “Bumble Bee Confidential Information”). Bumble Bee and Barana shall establish and maintain procedures designed to limit the disclosure of Bumble Bee Confidential Information only to those Barana employees who have a “need to know” and Barana hereby agrees that it will not, at any

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time, disclose the Bumble Bee Confidential Information to any other person or entity for any reason whatsoever, nor shall Barana use the Bumble Bee Confidential Information for its benefit or for the benefit of any other person, firm, partnership or company. Barana shall take all actions necessary to ensure that its employees having access to the Bumble Bee Confidential Information are aware of this restriction. The provisions of this section shall survive the termination of this Agreement for a period of five (5) years.

12.	Provisions in the event of Breach.

12.1	Breach by Barana.

12.1.1	Barana and the Barana Shareholders expressly acknowledge that Bumble Bee is relying upon Barana to perform under this Agreement, that a substantial part of Bumble Bee’s tuna canning business is dependent upon Bumble Bee being able to obtain without interruption the tuna loins to be processed pursuant to this Agreement and that any interruption of such supply of tuna loins would cause immediate, substantial and irreparable loss to Bumble Bee’s business, its goodwill and its reputation, which loss and damage to Bumble Bee are difficult to quantify and for which it will be difficult, if not impossible to compensate Bumble Bee.

12.1.2	In the event Barana should be in material breach of this Agreement, which breach does not result in a substantial cessation of the tuna loin processing operations, then Bumble Bee shall serve upon Barana notice of breach and Barana shall have 30 days to cure such breach. Should Barana fail to cure such breach within 30 days, Bumble Bee shall be entitled to invoke the provisions of section 12.1.4, below.

12.1.3	Notwithstanding the provisions of section 12.1.2, in the event that a material breach by Barana results in a cessation or a reduction of the tuna loin processing operations which, in Bumble Bee’s opinion constitutes a substantial cessation or reduction of such operations, then Bumble Bee may serve upon Barana a written notice of breach calling upon Barana to cure such breach immediately but in any event within 48 hours of the service of notice. Should Barana fail to cure such breach within 48 hours of the service of notice, Bumble Bee shall be entitled to invoke the provisions of section 12.1.4, below.

12.1.4	In the event a breach by Barana as contemplated in sections 12.1.2 and 12.1.3 is not cured within the time period contemplated therein, Bumble Bee shall be entitled, by serving a written notice on Barana, to terminate this Agreement with effect from any date as may be specified by Bumble Bee in such written notice up to one year from the date of such written notice.

12.1.5

In the event that Bumble Bee has sewed a written notice as contemplated in section 12.1.4 then (in order to avoid any interruption to Bumble Bee’s supply of tuna loins and to allow Bumble Bee to make alternative arrangements for the supply of tuna loins for its canning operations) Bumble Bee shall be entitled to serve upon Barana (either simultaneously with or after the written notice contemplated in section 12.1.4) a written notice requiring Barana to appoint Bumble Bee as Barana’s agent for the purposes of continuing such tuna loining operations and upon service of such notice Barana shall immediately irrevocably appoint and shall be deemed to have irrevocably appointed

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Bumble Bee to be Barana’s agent with full authority to make decisions, exercise discretions and perform acts on Barana’s behalf and in Barana’s name as Bumble Bee considers may be required or conducive to the continuation of such tuna loining operations including but not limited to performing on Barana’s behalf and in Barana’s name all or any of the responsibilities identified in sections 4.1 to 4.15 (other than incurring any additional capital expenditures without the approval of Barana) during the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4 upon the following terms and conditions:

12.1.5.1	Bumble Bee shall continue to pay the Loin Conversion Fee less the Fixed Component as outlined in Exhibit D during the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4

12.1.5.2	Bumble Bee shall continue to enjoy the rights, privileges and obligations granted under the Operational Agreement during the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4;

12.1.5.3	Upon the termination of this Agreement pursuant to a notice served by Bumble Bee pursuant to section 12.1.4, in addition to whatever other rights Bumble Bee might have under Trinidadian law, Bumble Bee shall be entitled to repossess the Borrowed Equipment at no cost and to acquire from Barana the equipment acquired by Barana as contemplated in section 4.5 at a cost equal to the original cost paid by Barana to acquire such equipment minus the cumulative total of the Fixed Component of the Loin Conversion Fee attributed to such equipment, and remove all such equipment from the Building, at Bumble Bee’s expense.

12.1.5.4	Barana expressly agrees and acknowledges that any claim by Bumble Bee for damages, including any indemnification pursuant to section 6.2, will be an inadequate remedy for Bumble Bee and Bumble Bee shall be entitled to an interlocutory order for specific performance together with a mandatory injunction either or both in terms compelling Barana and the Barana Shareholders and personnel thereafter to permit Bumble Bee to fully enjoy the benefit of the occupation and use of the Building and all facilities used in connection with the tuna loining of loining operations in the Building for the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4 and to do such further things and take such further steps as Bumble Bee may reasonably request to secure or support Bumble Bee’s full enjoyment of the benefits under this Agreement for the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4 and to avoid or bring to an end as soon as possible any interruption to Bumble Bee’s supply of tuna loins.

12.1.6	In the event of a material breach by Barana of the provisions of this Agreement as contemplated in sections 12.1.2 and 12.l.3, Barana and each of the Barana Shareholders shall be precluded, for a period of two years from the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4, from conducting, or from having a material participation in any entity conducting, tuna loining operations for canning at any facilities located in Trinidad and from allowing any third party to conduct tuna loining operations for canning at the Building for the same two year period.

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12.2	Breach by Bumble Bee.

12.2.1	In the event Bumble Bee should be in material breach of this Agreement, then Barana shall serve upon Bumble Bee a notice of breach and Bumble Bee shall have such period of time as specified in that notice being not less than 30 days to cure such breach.

12.2.2	Upon failure of Bumble Bee to cure such breach, Barana shall be entitled to declare Bumble Bee in default and to terminate this Agreement effective such date as Barana might specify, which date shall not be less than six months from the date of such failure to cure. In such event, Bumble Bee shall, in its discretion, be entitled to serve a written notice on Barana requiring it to appoint Bumble Bee as Barana’s agent as contemplated in section 12.1.5 up until the date specified for termination, and the provisions of sections 12.1.5, 12.1.5.2 and 12.1.5.4 shall apply. In addition to whatever other rights Barana might have under Trinidadian law, Barana shall be entitled to payment by Bumble Bee an amount equal to the unamortized cost of the completion of the Building, the unamortized cost of acquisition of the equipment, as contemplated in sections 4.3 through 4.5 and the unamortized cost of any capital investment made by Barana pursuant to section 4.11. The calculation of the unamortized investment will be the initial cost of completion of the Building, the initial cost of the new loin processing equipment and the initial cost of any further capital investment pursuant to section 4.11, offset by the cumulative payments of the Fixed Component of the Loin Conversion Fee as set forth in Section 7 and in Exhibit D.

12.2.3	In addition to the payment contemplated in section 12.2.2, Barana shall be entitled to payment from Bumble Bee for direct costs associated with the cessation of tuna loin processing including but not limited to employee severance as mandated by Trinidadian law

12.3

Dispute as to Breach. In the event that Bumble Bee at any time before the service of notice by Barana under section 12.2.1 serves or purports to serve on Barana a written notice requiring Barana to appoint Bumble Bee as Barana’s agent for the purposes of continuing tuna loining operations in the Building for a period of up to one year from the date of termination as contemplated in section 12.1.4 and whether or not Barana in any way disputes or contests Bumble Bee’s purported service of such a notice or Bumble Bee’s right or entitlement to serve such a notice or the effectiveness or effect of Bumble Bee’s purported service of such a notice on any basis whatsoever (including but not limited to on the basis of any allegation that Barana is not in breach or that Bumble Bee is in breach or that Barana is entitled to declare Bumble Bee in default and to terminate this Agreement as contemplated in section 12.2.2 or that the purported notice is not issued in accordance with the requirements of the Agreement) then Barana expressly agrees and acknowledges that the provisions of section 12.1.5 shall have full effect and in particular Barana expressly agrees that pending the resolution of any such dispute or issue Barana shall immediately irrevocably appoint and shall be deemed to have irrevocably appointed

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Bumble Bee to be Barana’s agent with full authority to make decisions, exercise discretions and perform acts on Barana’s behalf and in Barana’s name as Bumble Bee considers may be required or conducive to the continuation of such tuna loining operations including but not limited to performing on Barana’s behalf and in Barana’s name all or any of the responsibilities identified in section 4 during the earlier of the period up to the date of termination of this Agreement as specified in Bumble Bee’s written notice contemplated in section 12.1.4 or the final determination by a court that Bumble Bee was not entitled to serve such notice or rely on section 12.1.5. Barana further expressly agrees amid acknowledges that Bumble Bee shall be entitled to an interlocutory order for specific performance together with a mandatory injunction in the terms contemplated in section 12.1.5.4 and that in the event that any such dispute or issue should be resolved in Barana’s favour then Barana can be adequately compensated by Bumble Bee in damages.

13.	Notices. Any notice, invoice or other communication required or desired to be given to either party to this Agreement shall be in writing and sent postage prepaid or sent by facsimile transmission, addressed as follows, except that either party may by written notice given as aforesaid change its address for subsequent notices to be given hereunder:

If to Barana:	Barana Seafood Processors Ltd. National Fisheries Compound 10B Production Avenue Sea Lots, P.O. Box 1334 Wrightson Road, Post Office Port of Spain, Republic of Trinidad and Tobago Attention: Chairman

If to Mr. J-Cheng Huang	8 Min Chuan 2nd Road, 29F Kaohsiung, Taiwan, R.O.C.

If to Mr. Austin Chang	Corner Suite drive & Tissue Street Trincity Industrial Estates Trincity, Republic of Trinidad and Tobago

If to FCF Fishery Co. Ltd.	8 Min Chuan 2nd Road, 28th Floor Chien Chen District Kaohsiung, Taiwan, R.O.C.

If to Bumble Bee:	Bumble Bee Seafoods, Inc. 3990 Ruffin Road San Diego, California 92123 Attention: President

With a copy to:	ConAgra Foods, Inc. One ConAgra Drive Omaha, NE 68102-5001 Attention: Vice President/Controller

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14.	Independent Contractors. Nothing herein shall be deemed or construed to create an employer/employee, principal/agent, partner or co-venturer between Barana and Bumble Bee. Barana and Bumble Bee agree that Bumble Bee will act as an independent contractor in the performance of its duties under this Agreement.

15.	Cost and Expenses. Each party to this Agreement shall be responsible for the costs and expenses incurred in the negotiation of this Agreement. In the event that this Agreement should not become effective, for any reason, any and all costs and expenses Barana may have incurred in anticipation of this Agreement, including but not limited to capital expenditures, shall be for Barana’s account.

16.	No Assignment. This Agreement is personal to the parties hereto and neither party can assign its rights and obligations under this Agreement without the prior written consent of the other party, provided, however, that Bumble Bee may assign its rights under this Agreement to any affiliate or subsidiary of Bumble Bee or to any entity purchasing all or substantially all of Bumble Bee’s assets

17.	Survival of Terms. Any termination of this Agreement shall not affect the coming into force or the continuance in force of any provision of this Agreement which is expressly or by implication intended to come into force or continue in force on or after such termination including, without limitation, sections 6, 12.1.6, 12.2.2 and 12.2.3.

18.	Entire Agreement. This Agreement, together with the exhibits attached hereto, constitutes the entire and only agreement between the parties relating to the subject mailer hereof. Any and all prior or collateral representations, promises and conditions in connection with said matter and any representation, promise or condition not incorporated herein or made a part hereof shall not be binding upon either party.

19.	Modification. This Agreement cannot be changed, modified or terminated orally, and no waiver of compliance with any provision or condition hereof and no consent provided for herein shall be effective unless evidenced by an instrument in writing, duly executed by an authorized representative of the parties hereto.

20.	Counterparts. This Agreement may be executed in a number of identical counterparts, each of which is to be deemed an original, and all of which constitute, collectively, one agreement, but in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

21.	Applicable Law; Dispute Resolution.

21.1.1	This Agreement shall be governed by and construed in accordance with the substantive laws of Trinidad and Tobago and the parties hereto hereby agree that the courts of Trinidad and Tobago shall have exclusive jurisdiction.

21.2	Notwithstanding the provisions of section 21.1, any dispute or disagreement between the parties with respect to the calculation of any aspect of the Loin Conversion Fee as provided for in section 7 and in Exhibit D thereto, will be resolved as follows:

21.2.1	the parties will attempt, in good faith, to resolve any disagreement regarding the calculation of any aspect of the Loin Conversion Fee;

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21.2.2	failing agreement, the parties agree that any disagreement will be submitted for determination to an independent national firm of chartered accountants who will act as experts not as arbitrators the “Accountants” mutually agreed to by the parties and, failing such agreement, such Accountants shall be the firm of Deloitte & Touche;

21.2.3	the parties will use reasonable efforts to cause the Accountants to reach a determination within 30 days after submittal, which determination shall be final and binding upon the parties and shall not be subject to appeal, absent manifest error; and

21.2.4	Barana and Bumble Bee will share the cost of retaining the Accountants as contemplated in this section 21.2.

22.	Currency. Unless otherwise stated, all amounts to be paid hereunder shall be computed and paid in the currency of the United States of America notwithstanding any change in the rate of exchange between the currency of the United States of America and the currency of Trinidad.

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23.	Sale of NFC. In the event that the shareholders of NFC decide to sell NFC, Barana and the Barana Shareholders will exercise best efforts to encourage the owners to grant to Bumble Bee a right of first refusal to purchase NFC.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the day and year first above written.

Barana Seafood Processors, Ltd.		Bumble Bee Seafoods, Inc

By:	/s/ Cheng Huang	By:	/s/ Douglas Hines
Executive VP

I-Cheng Huang	Austin Chang

/s/ Cheng Huang	/s/ Austin Chang

F.C.F. Fishery Co., Ltd

By:	/s/ W.H. Lee
President

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Integrated Manufacturing Planning, Ltd.

Food & Beverage Consulting

5650 N.E. Tolo Road, Bainbridge Island, Washington 981 1 0 USA

Telephone (206) 842-0228 Fax (206) 842-7644 email kl200imp@netzero.net

Date:	May 30, 2001

To:	(BumbleBee Seafoods)	(Barana Seafoods)
	C. Lischewski	I. Cheng
	M. Callaghan	A. Chang
	D. Hines	J. Comeau
	J. Debeer	J. Chu/KWO-JENG

Subject:	Contract Reference Building Specification/Loining Facility

The finalized contract agreement utilizes a recently constructed steel frame building with metal roof and insulated wall panels. Its dimensions are approximately 97 meters long by 46 meters wide; the cold store will add an area 34 meters by 40 meters; the total combined area is 5,822 square meters or 62,645 square feet. Two mezzanines are also included inside the building; one @ 27.2 meters by 7 meters and a second at 15 meters by 40 meters, the combined total adding another 790 square meters. The total useable floor space in the facility is therefore 6,612 square meters or 71,145 square feet. There are multiple ceiling levels and rooflines that are pitched for drainage to a conventional guttering system. Foundation and floor design incorporates driven piles for adequate support. The building design is per Trinidad government specifications, having been planned by a local licensed engineer and appropriately inspected during and after construction. The design is a heavy steel frame with energy efficient, insulated wall panels. The facility, intending to employ some 150 people/shift during 2 shifts/day, is to be air conditioned and refrigerated with adequate ventilation in the process areas. Utilities will incorporate steam production via gas fired boiler; refrigeration via 2 stage ammonia compression; electricity stepped down from 12,000 volt to 480 volt, 3 phase; potable water via public utility; and wastewater pretreatment and discharge back to WSA public sewer main and ultimately public wastewater treatment before discharge to the sea.

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12.0	Capital Investment Requirement (Confirmed Final Version) May 25, 2001

A. Buildings/(Modify New Building Additions)
Al Enlarge Existing New Building	$	**
A2 QA Lab	$	**
A3 Office	$	**
A4 Maintenance Shop	$	**

Sub total	$	**
B. Process/Packaging
B1 Fish Unlding/Grading/Scales	$	**
B2 Fork trucks @ ** Leased	$	**
B3 Compressed Air	$	**
B4 Sanitation Systems	$	**
B5 Fish Thawing	$	**
B6 Precooking @ ** cookers	$	**
B7 Spray/Cooling @ ** racks	$	**
B8 Sub Cooling @ ** racks	$	**
B9 Cleaning Tables @ ** w/lights	$	**
B10 Loin Packaging @	$	**
B11 Plate freezers @ **	$	**
B12 Labor	$	**

Sub total	$	**
C. Refrig. Eqt. Plt. Freezers
C1 Ref. Eqt.	$	**
D. Utilities/Electrical
D1 Boiler/Water treatment	$	**
D2 Potable Water	$	**
D3 Pre-fab Piping & valves	$	**
D4 Utility Piping Distribution	$	**
D5 Mechanical Installation	$	**
D6 HV	$	**
D7 3 Transformers	$	**
D8 LV	$	**
D9 Cable	$	**
D10 Emer Pwr Gen	$	**
D11 Lighting &Telephone systems	$	**
D12 Labor	$	**

Sub total	$	**
E. WWTP
E1 Waste Water Treatment (Worst Case Scenario $1mm)	$	**
F. Other:
F1 Permits/Unldg/Trans	$	**
F2 Ocean Freight	$	**
F3 Trucks/Crane/Rental	$	**
F4 Construction Tools	$	**
F5 Project management	$	**

Sub total	$	**
Total	$	**
G. BumbleBee Eqt. Equity Transfer
G1 Scows @ **, Freight only	$	**
G2 Fish Racking @ ** racks/trays, Freight only	$	**

Sub Total	$	**

H. Contingency	$	**

Total	$	**

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I. Barana Building Equity	$	**

Total	$	**
J. New Cold Store
J1 Demolition Cold Store	$	**
J2 Pile Driving Cold Store	$	**
J3 Site/Civil Foundations Cold Store	$	**
J4 Structural Steel Building Cold Store	$	**
J5 Prefabricated CS Bldg/Insul Panels	$	**
J5 Cold Store/Factory Doors	$	**
J6 Refrigeration System Equity.( $** equity/$** new)	$	**

Sub total	$	**

Grand Total	$	**

Note: Original Refrigeration PO @ $** with $** allocation of equipment to Sushimi Blast freezer operation, leaving $** to be shared between loining operation and cold store. The final design and revised layout added $** making final po total $**; with $** for above project and remaining $** for blast freezing. The portion therefore related to the above project is $** plus $** or $**, with balance of $** + $** = $** allocated to blast freezing ; total $**. Assuming we must add travel and expenses plus labor during installation we agreed to add $** ± $** = $** or $**/each between bluing and cold store.

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[GRAPHIC HAS BEEN REDACTED]

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1.0	Proposed Operations & Alternative

1.1	100 STon/day Loining Operation

[** 5 pages redacted]

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Exhibit B of the Barana Loin Processing Agreement

Raw Fish and Frozen Loin Quality Specifications

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RAW FISH QUALITY

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Fish Supply Agreement - Synopsis:

Plant Operating Procedure (POP)	Activity
**	**
**	**
**	**
**	**
**	**
**
**
**	**

Note: all the above POPs are in the process of revision due to recent negotiations with FDA; they are undergoing active evolution.

May 15/01

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Fish Lot Identification

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BUMBLE BEE SEAFOODS, INC.

PLANT OPERATING PROCEDURES

TRADE SECRET - DO NOT COPY

SUBJECT:             Fish Lot Identification

[** 2 pages redacted]

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HISTAMINE, SALT, MOISTURE

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BUMBLE BEE SEAFOODS, INC.

PLANT OPERATING PROCEDURES

TRADE SECRET - DO NOT COPY

SUBJECT:             Histamine, Salt, Moisture

[** 6 pages redacted]

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BUMBLE BEE SEAFOODS, INC.

Laboratory/Sample Record

Plant:	Date:

Shift:	Boat Name:

Bag #	Container #	Lot #	Well	Species	Size

Bag #	Container #	Lot #	Well	Species	Size

Bag #	Container #	Lot #	Well	Species	Size

Bag #	Container #	Lot #	Well	Species	Size

Comments: ____________________________________________________________________________________

_____________________________________________________________________________________________

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Raw Fish Evaluation

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BUMBLE BEE SEAFOODS, INC.

PLANT OPERATING PROCEDURES

TRADE SECRET- DO NOT COPY

SUBJECT:             Raw Fish Evaluation

[** 3 pages redacted]

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In-Process Sensory Evaluation - Fish Room

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BUMBLE BEE SEAFOODS, INC.

PLANT OPERATING PROCEDURES - DRAFT

TRADE SECRET- DO NOT COPY

SUBJECT:             In-process Sensory Evaluation –

    Fish Room

[** 2 pages redacted]

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TEST PACK PROTOCOL

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BUMBLE BEE SEAFOODS, INC.

PLANT OPERATING PROCEDURES

TRADE SECRET - DO NOT COPY

SUBJECT:             Test Pack Protocol - Round Fish

[** 6 pages redacted]

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WHITE MEAT TUNA LOINS

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BUMBLE BEE SEAFOODS, INC.

PRODUCT SPECIFICATION

WHITE MEAT TUNA LOINS

[** 3 pages redacted]

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Certificate of Analysis

TUNA LOINS

Plant/Supplier:	Container No.

Species:	Date:

Lot	Moisture %		Salt %		Histamine ppm
Number	Average	Highest	Average	Highest	Average	Highest

Comments:

Quality Manager	Date

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LIGHT MEAT TUNA LOINS

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BUMBLE BEE SEAFOODS, INC.

PRODUCT SPECIFICATION

LIGHT MEAT TUNA LOINS

[** 3 pages redacted]

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Exhibit C of the Loin Processing Agreement

Loin Processing Procedures

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Processing Steps in Albacore Loin Processing:

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Summary of Processing Steps, Albacore Loins:

Processing Step	Activity

[** 3 pages redacted]

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EXHIBIT D

TO TUNA LOIN PROCESSING AGREEMENT

BETWEEN BARANA SEAFOOD PROCESSING LTD.

AND

BUMBLE BEE SEAFOODS, INC.

LOIN CONVERSION FEE CALCULATION

[** 3 pages redacted]

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Projected Loin Conversion Schedule

For Illustrative Purposes Only

Period	Round Tonnage (M Tons)	Loin Tonnage (M Tons)	Fixed Portion Conversion Fee (US S/Loin Ton)
Year 1	**	**	**
Year 2	**	**	**
Year 3	**	**	**
Year 4	**	**	**
Year 5	**	**	**
Year 6	**	**	**
Year 7	**	**	**
Year 8	**	**	**
Year 9	**	**	**
Year 10	**	**	**

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